Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

NewBridge Global Ventures, Inc.

We hereby consent to the use of our report dated April 2, 2018, with respect to the consolidated financial statements of NewBridge Global Ventures, Inc., in its registration statement on Form S-1A #2 relating to the registration of 9,423,902 shares of common stock, to be filed on or about June 20, 2018. We also consent to the reference of our firm under the caption “interests of named experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

June 20, 2018